Exhibit 99.2

Valhi, Inc.
Description of Capital Stock
March 11, 2019

General
Our third amended and restated certificate of incorporation authorizes the issuance of 505,000,000 shares of all classes of stock, consisting of 500,000,000 shares of common stock, $.01 par value per share, and 5,000,000 shares of preferred stock, $.01 par value per share.
Common Stock
Common Stock Outstanding.  As of March 8, 2019, there were 339,185,449 shares of our common stock issued and outstanding for voting purposes.  In addition to those shares of our common stock, as of March 8, 2019 there were another 16,097,886 shares of our common stock issued and owned by majority-owned subsidiaries of ours; pursuant to Delaware law, we treat those shares as treasury stock for voting purposes.  The outstanding shares of our common stock are duly authorized, validly issued, fully paid and nonassessable.
Voting Rights.  Each holder of our common stock is entitled to one vote for each share of our common stock held of record on the applicable record date on all matters submitted to a vote of our stockholders, except as described above regarding shares owned by majority-owned subsidiaries.
Dividend Rights.  Holders of our common stock, including majority-owned subsidiaries holding our stock, are entitled to receive such dividends as may be declared from time to time by our board of directors out of funds legally available for dividends, subject to any preferential dividend rights granted to the holders of any outstanding shares of preferred stock.
Rights upon Liquidation.  Holders of our common stock are entitled to share pro rata, upon our liquidation, dissolution or winding up, in all remaining assets available for distribution to stockholders after payment of or provision for our liabilities and the liquidation preference of any outstanding preferred stock of ours at that time.
No Preemptive Rights.  Holders of our common stock have no preemptive rights to purchase, subscribe for or otherwise acquire any unissued or treasury shares of our common stock or any of our other securities.
Preferred Stock
Preferred Stock Outstanding.  As of March 8, 2019, we have designated and issued 5,000 shares of 6% Series A preferred stock, par value $0.01 per share.  All of our shares of Series A preferred stock are held by Contran Corporation, one of our parent companies.  Each share of Series A preferred stock:
•	entitles its holder to:
o
upon our liquidation, dissolution or winding up of our affairs, to receive a liquidation preference of $133,466.75 per share of Series A preferred stock, which is referred to as the liquidation preference, plus an amount equal to any declared and unpaid dividends (and only to the extent declared and unpaid) for the full or partial dividend period in which the liquidation, dissolution or winding up occurs, before any distribution of assets is made to holders of our common stock;

o
receive, only when and as authorized and declared by our board of directors, cash dividends at the annual rate of 6% of the per share liquidation preference, which dividends are  payable quarterly in arrears and do not accrue or accumulate under any circumstances;

•	does not entitle its holder to:
o	a preferential dividend right that is senior to our common stock;
o	except in limited circumstances, any voting rights; and
o	redemption or conversion rights or maturity date or protections provided by a sinking fund.

This description of our 6% Series A preferred stock is qualified in its entirety the actual terms of such preferred stock outlined in our third amended and restated certificate of incorporation, included as exhibit 3.1 to our Current Report on Form 8-K dated May 27, 2016 and filed on May 31, 2016.
Blank Check Preferred Stock.  Under our third amended and restated certificate of incorporation, our board of directors has the authority, without stockholder approval, to create one or more classes or series within a class of preferred stock, to issue shares of preferred stock in such class or series up to the maximum number of shares of the relevant class or series of preferred stock authorized, and to determine the preferences, rights, privileges and restrictions of any such class or series, including the dividend rights, voting rights, the rights and terms of redemption, the rights and terms of conversion, liquidation preferences, the number of shares constituting any such class or series and the designation of such class or series. Acting under this authority, our board of directors could create and issue a class or series of preferred stock with rights, privileges or restrictions, and adopt a stockholder rights plan, having the effect of discriminating against an existing or prospective holder of securities as a result of such stockholder beneficially owning or commencing a tender offer for a substantial amount of our common stock.  One of the effects of authorized but unissued and unreserved shares of preferred stock may be to issue shares of preferred stock with rights superior to our common stock.  Another of the effects of authorized but unissued and unreserved shares of capital stock may be to render more difficult or discourage an attempt by a potential acquirer to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management. The issuance of such shares of capital stock may have the effect of delaying, deferring or preventing a change in control of us without any further action by our stockholders.  However, since we are a majority-owned subsidiary of our parent companies, it would be difficult for an unrelated party to obtain control of us without the cooperation of our controlling stockholder.  We have no present intention to adopt a stockholder rights plan, but could do so without stockholder approval at any future time.